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                      [LETTERHEAD OF BAKER BOTTS, L.L.P.]

                                                                    EXHIBIT 5.2


                                                 February 24, 1998

TCI Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111-3000

Gentlemen:

         Reference is made to the Registration Statement on Form S-3, Commission File No. 333- 44745 (as amended, the "Registration Statement") filed by TCI Communications, Inc., a Delaware corporation (the "Company"), and Tele-Communications, Inc., a Delaware corporation (the "Parent"), in connection with the proposed offering from time to time of (i) senior, senior subordinated or subordinated debt securities of the Company (the "Debt Securities"), (ii) shares of Series Preferred Stock of the Parent, which may be issued in the form of depositary shares evidenced by depositary receipts if the Parent elects to issue fractional interests in shares of a series of Series Preferred Stock,
(iii) shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, of the Parent ("Series A TCI Group Common Stock"), (iv) shares of Series A TCI Group Common Stock issuable upon conversion of Debt Securities of the Company or upon conversion of Series Preferred Stock of the Parent, and (v) any guarantees of the Parent with respect to Debt Securities of the Company, for an aggregate initial offering price of up to $3 billion (or the equivalent thereof denominated in one or more foreign currencies or currency units).

         On February 24, 1998, the Company entered into a Distribution Agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Salomon Brothers Inc (collectively, the "Agents") relating to the offer of sale from time to time of up to $750,000,000 (or the equivalent thereof denominated in one or more foreign currencies or currency units) aggregate principal amount of a series of the Company's senior Debt Securities designated as its "Medium-Term Notes, Series D" (the "Medium-Term Notes").

         In connection herewith, we have examined, among other things, copies of the Restated Certificate of Incorporation and By-Laws of the Company, each as amended, certified to our satisfaction; the Distribution Agreement; the Indenture, dated as of February 19, 1998, between the Company and The Bank of New York, as Trustee (the "Indenture"); copies of records of proceedings
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TCI Communications, Inc.
February 24, 1998

Page 2

of the Company's Board of Directors, including committees thereof (the "Board Resolutions"), certified to our satisfaction, with respect to the filing of the Registration Statement, the execution and delivery of the Distribution Agreement and the Indenture, the establishment in accordance with the Indenture of the Medium-Term Notes as a series of senior Debt Securities, and actions taken or to be taken in connection with the issuance and delivery of senior Debt Securities of such series, including the establishment of certain terms thereof; the Company Order, dated February 24, 1998, addressed to the Trustee (the "Company Order"); the form of fixed rate Medium-Term Note and the form of floating rate Medium-Term Note (collectively, the "Notes") approved by the Board Resolutions; and such other documents, records, certificates and questions of law as we deemed necessary or appropriate for the purpose of this opinion.

         In rendering the opinions expressed herein, we have assumed: (i) the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies; (ii) that the signatures on all documents examined by us are genuine; (iii) that the Indenture has been duly and validly authorized, executed and delivered by the Trustee, and constitutes the valid and binding obligation thereof; (iv) that the Notes, prior to delivery against payment therefor pursuant to the Distribution Agreement, will be executed by the proper officers of the Company, completed, authenticated and delivered by the Trustee in accordance with the Indenture, and issued by the Company, all as contemplated by and in accordance with the Company Order and the procedures specified therein; and (v) that the terms of the Notes as described in each pricing supplement to the Prospectus (as defined below) in the form filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), will conform in all respects to the terms contained in the written instructions from the proper officers of the Company to the Trustee pursuant to the Company Order.

         In addition, we have relied upon the truth and correctness of certificates of public officials and statements and certificates of officers and representatives of the Company.

         Based upon the foregoing, we are of the opinion that when the Notes have been (a) duly executed by the proper officers of the Company, (b) completed, authenticated and delivered by the Trustee in accordance with the Indenture, (c) issued and delivered by the Company and (d) paid for, all as contemplated by and in accordance with the Company Order, the procedures specified therein and the Distribution Agreement, the Notes will be legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to
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TCI Communications, Inc.
February 24, 1998

Page 3

certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the offering, issuance and sale of the Notes in the manner described in the Company's prospectus, dated February 19, 1998, forming a part of the Registration Statement (the "Basic Prospectus"), and the related prospectus supplement, dated February 24, 1998, in the form to be filed with the Commission pursuant to Rule 424(b) under the Act (the Basic Prospectus as supplemented by such prospectus supplement being referred to herein as the "Prospectus") and subject to your taking any other necessary actions in connection therewith including the filing with the Commission of one or more pricing supplements to the Prospectus, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company's Current Report on Form 8-K, dated February 24, 1998, and to the incorporation by reference of this opinion into the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         Jerome H. Kern, a special counsel to Baker & Botts, L.L.P., is a director of the Parent. Certain partners of Baker & Botts, L.L.P. and Mr. Kern hold shares, restricted shares and/or options to purchase shares of the common stock of the Parent.


                                                Very truly yours,


                                                /s/  Baker & Botts, L.L.P.
                                                ------------------------------
                                                BAKER & BOTTS, L.L.P.